                                                                    EXHIBIT 99.1


BIOGEN, INC.
BIOGEN SAVINGS PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
DECEMBER 31, 2001 AND 2000

BIOGEN, INC.
BIOGEN SAVINGS PLAN
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
------------------------------------------------------------------------------

                                                                                    PAGE
Report of Independent Accountants                                                     1

Statement of Assets Available for Plan Benefits as of December 31, 2001 and 2000      2

Statements of Changes in Assets Available for Plan Benefits for the Years Ended
  December 31, 2001 and 2000                                                          3

Notes to Financial Statements                                                        4-8

Supplemental Schedules*:

   Schedule I - Schedule of Assets Held for Investment Purposes at End of Year
     as of December 31, 2001                                                          9

   Supplemental Schedule II - Schedule of Reportable Transactions for the
     Year Ended December 31, 2001                                                    10


* Other schedules have been omitted because such schedules are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Administrator
of the Biogen Savings Plan

In our opinion, the accompanying statements of assets available for plan benefits and the related statements of changes in assets available for plan benefits present fairly, in all material respects, the assets available for plan benefits of the Biogen Savings Plan (the "Plan") at December 31, 2001 and 2000, and the changes in assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedules I and II are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


June 14, 2002

PricewaterhouseCoopers LLP
Boston, Massachusetts

BIOGEN, INC.
BIOGEN SAVINGS PLAN
STATEMENT OF ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 2001 AND 2000
-------------------------------------------------------------------------------

                                                             2001                2000
Assets

Investments at fair value:
 Mutual funds:
  Fidelity Intermediate Bond Fund                         $ 1,632,995        $ 1,301,556
  Fidelity Puritan Fund                                     6,014,678 *        5,685,899 *
  Fidelity Value Fund                                       1,847,441            960,195
  Fidelity Magellan Fund                                   11,541,258 *       12,113,732 *
  Fidelity Retirement Government Money Market Fund          2,560,667          1,969,913
  Fidelity Growth Company Fund                             13,015,719 *       15,783,298 *
  Fidelity International Growth & Income Fund                   6,389             11,408
  Fidelity Asset Manager Growth Fund                        1,601,223          1,491,133
  Spartan US Equity Index Fund                              4,224,140 *        4,272,674 *
  Spartan International Index Fund                            106,032             33,993
  Fidelity US Bond Index Fund                               1,320,628            647,237
  Fidelity Low-Priced Stock Fund                            1,986,433            891,672
  USAA International Fund                                     776,856            932,954
  Janus Worldwide Fund                                      2,958,086          3,639,988 *
                                                          -----------        -----------
   Total mutual funds                                      49,592,545         49,735,652
                                                          -----------        -----------
Biogen, Inc. Stock Fund:
  Biogen, Inc. common stock                                15,618,183 *       14,756,816 *
  Interest bearing cash                                       351,311            380,131
                                                          -----------        -----------
   Total Biogen, Inc. Stock Fund                           15,969,494         15,136,947
                                                          -----------        -----------
Loans to participants                                         803,217            825,095
                                                          -----------        -----------
   Total investments                                       66,365,256         65,697,694
                                                          -----------        -----------
Receivables:
  Investment income receivable                                  1,113              1,864
  Receivable for investments sold                                  --             15,327
                                                          -----------        -----------
   Total receivables                                            1,113             17,191
                                                          -----------        -----------
Assets available for plan benefits                        $66,366,369        $65,714,885
                                                          ===========        ===========

* Represents 5% or more of assets available for plan benefits.

   The accompanying notes are an integral part of these financial statements.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
STATEMENT OF CHANGES IN ASSETS AVAILABLE FOR PLAN BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
-------------------------------------------------------------------------------

                                                           2001               2000
Additions:
 Investment income;
  Net depreciation of investments:
   Mutual funds                                      $ (7,353,565)        $ (6,348,603)
   Biogen, Inc. common stock                             (671,278)          (4,947,230)
                                                     ------------         ------------
       Total net depreciation of investments           (8,024,843)         (11,295,833)
                                                     ------------         ------------
Dividends and interest:
  Mutual funds                                            973,943            3,582,519
  Biogen, Inc. Stock Fund interest bearing cash            19,410               25,796
                                                     ------------         ------------
       Total dividends and interest                       993,353            3,608,315
                                                     ------------         ------------
Contributions;
  Employer contributions                                1,223,138            1,039,943
  Participant contributions                             7,357,102            6,306,950
  Participant rollovers                                 1,263,868            1,754,222
                                                     ------------         ------------
       Total contributions                              9,844,108            9,101,115
                                                     ------------         ------------
       Total additions                                  2,812,618            1,413,597
                                                     ------------         ------------
Deductions:
  Benefits paid to participants                           319,076              272,024
  Participant rollovers                                 1,841,970            3,900,000
  Administrative fees                                          88                  200
                                                     ------------         ------------
       Total deductions                                 2,161,134            4,172,224
                                                     ------------         ------------
       Net increase (decrease)                            651,484           (2,758,627)

Assets available for plan benefits:
  Beginning of year                                    65,714,885           68,473,512
                                                     ------------         ------------
  End of year                                        $ 66,366,369         $ 65,714,885
                                                     ============         ============

   The accompanying notes are an integral part of these financial statements.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

1.       DESCRIPTION OF THE PLAN

         The following brief description of the Biogen Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

         GENERAL INFORMATION

         Biogen, Inc. (the "Company") established the Plan as a deferred profit-sharing plan under Section 401(a) of the Internal Revenue Code of 1986, effective January 1, 1987. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the savings are actually received.

         ADMINISTRATION OF THE PLAN

         The Plan is administered by the Savings Plan Committee (the "Plan Committee"), whose members are appointed by the Company. Fidelity Management Trust Company is the Plan trustee (the "Trustee").

         PARTICIPATION

         Participation in the Plan is voluntary. Each employee of the Company is eligible to participate in the Plan upon the attainment of age 21 unless he/she is (a) a student employed on a temporary basis, (b) an employee of a non-U.S. subsidiary or division of the Company, or (c) a member of a collective bargaining unit.

         CONTRIBUTIONS

         Eligible employees may make savings deposits (as described below) to the Plan in whole percentages of their gross salary ranging from a minimum of 2% to a maximum of 18% (40% as of January 1, 2002), subject to certain limitations. For each pay period, the Company will make a matching contribution (as described below) of units of the Biogen Inc. Stock Fund equal in value to 25% of each employee's savings deposit up to a maximum of 6% of the employee's gross salary, subject to certain limitations. Effective April 1, 2002, matching contributions will be made into the same funds as selected by the participants for their own contributions, and not exclusively into the Biogen Stock Fund. Effective August 1, 2000, following the end of each plan year (beginning with the 1999 plan year), an additional true-up matching contribution may be made on behalf of an eligible participant who has not received the full benefit of the Company matching contribution. Effective January 1, 2002, eligible employees are allowed to contribute after-tax savings deposits to the Plan, subject to certain limitations.

         PARTICIPANT ACCOUNTS

         Fidelity Investments Institutional Operations Company, Inc. is the Plan's recordkeeper. Each participant's account is credited with the participant's contribution, the Company's matching contribution and Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

         INVESTMENT OF CONTRIBUTIONS

         Company matching contributions are invested in the Biogen, Inc. Stock Fund. Effective April 1, 2002, matching contributions will be made into the same funds as selected by the participants for their own contributions, and not exclusively into the Biogen, Inc. Stock Fund. The Biogen, Inc. Stock Fund includes Biogen, Inc. stock and cash or short term investments for liquidity purposes. Employee contributions are invested at the direction of the employee in increments of 1% in any combination of the following investment options:

         - An intermediate bond fund designed to earn a high level of current return. It is invested in Fidelity's Intermediate Bond Fund.

         - A balanced fund designed to preserve principal balance by investing in a diversified portfolio of high yielding stocks and bonds. It is invested in Fidelity's Puritan Fund.

         - A fund which seeks to provide capital appreciation from investments in companies which are undervalued or which possess valuable fixed assets. It is invested in Fidelity's Value Fund.

         - An aggressive growth fund invested which seeks to achieve capital appreciation. It is invested in Fidelity's Magellan Fund.

         - A US government money market fund seeks high current earnings while preserving capital and liquidity. It is invested in Fidelity's Retirement Government Money Market Fund.

         - A growth company fund which seeks to provide capital appreciation from investments primarily in common stock of companies with above-average growth characteristics. It is invested in Fidelity's Growth Company Fund.

         - An international equity fund which seeks capital growth, current income and growth of income. It is invested in Fidelity's International Growth & Income Fund.

         - An asset allocation fund that seeks total return with reduced risk over the long term. It is invested in Fidelity's Asset Manager Growth Fund.

         - A long term growth fund which seeks to provide investment results that correspond to the total return performance of common stock of companies publicly traded in the US. It is invested in the Spartan US Equity Index Fund, a Fidelity sponsored fund.

         - A fund that seeks to provide investment results that correspond to the total return of foreign stock markets. It is invested in the Spartan International Index Fund, a Fidelity sponsored fund.

         - A corporate bond fund that seeks to replicate the price and interest performance of the debt securities in the Lehman Brothers Aggregate Bond Index. It is invested in Fidelity's US Bond Index Fund.

         - A fund which seeks to provide capital appreciation from investments in companies which are undervalued or which are out of favor with other investors and that could offer the possibility for significant growth. It is invested in Fidelity's Low-Priced Stock Fund.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


         - A fund that seeks long term capital growth and current income from investments in stocks of companies organized and operating principally outside the United States. It is invested in the USAA International Fund.

         - A fund that seeks capital growth over the long term from investments in common stocks of foreign and domestic companies. It is invested in the Janus Worldwide Fund.

         - A fund that pools money to buy shares of Biogen, Inc. stock and cash or short-term investments. It is invested in the Biogen, Inc. Stock Fund.

         Dividends, interest, and other distributions received in any fund are reinvested in the same fund.

         VESTING

         Participants are fully vested in their savings deposit accounts and rollover accounts at all times. Participants will vest in the employer's matching contribution at a rate of 25% for each year of Plan service and will be fully vested after four years of Plan service. Participants become 100% vested in employer's matching contributions upon retirement or termination of employment due to disability.

         BENEFIT PAYMENTS

         Distributions are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments are made in cash in a lump sum for employees' contributions and in whole shares of stock for Company matching contributions. Forfeitures of nonvested amounts are used to reduce the amount of future Company matching contributions.

         LOANS

         Participants may borrow against their savings deposits. Loans will bear a reasonable interest rate determined by the Company. Repayment of loans is made by direct withholdings of a participant's salary for a period not to exceed five years (ten years for a residential loan). The minimum loan amount is $1,000 and a participant may borrow up to a maximum of 50% of the participant's vested account balance or $50,000, whichever is smaller. There is no minimum service requirement for a participant to be eligible for a loan.

         PLAN AMENDMENT AND TERMINATION

         The Company has the right to amend, suspend or terminate the Plan, but may not do so in a way which would divest a participant of accrued vested benefits. If the Plan is terminated, the Trustee will distribute the assets held in the trust, after payment of expenses, in such a manner as the Plan Committee shall determine. The Company currently has no intention to terminate the Plan.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The following is a summary of significant accounting policies which are in conformity with accounting principles generally accepted in the United States of America consistently followed by the Plan in the preparation of its financial statements.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


         BASIS OF ACCOUNTING

         The financial statements of the Plan are prepared on the accrual basis of accounting.

         INVESTMENTS

         Plan investments are stated at fair value. The Company stock is valued at its quoted market price. Mutual fund investments are valued at net asset value representing the value of which shares of the fund may be purchased or redeemed. Loans to participants are stated at principal plus accrued interest, which approximates fair value.

         Purchases and sales of securities are recorded on a trade-date basis. Cost is determined on the average cost basis. Net appreciation or depreciation, which includes realized and unrealized gains or losses on investments, is reflected for the year in the statement of changes in assets available for plan benefits. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         PAYMENT OF BENEFITS

         Benefits are recorded when paid.

         INCOME TAXES

         No provision for income taxes has been made in the financial statements as the Plan qualifies as a tax-exempt entity under Section 401 of the Internal Revenue Code ("Code"). The Plan has received a favorable determination letter dated June 5, 1996 from the Internal Revenue Service. The Plan has since been amended and a new letter has not been requested. Management has asserted the Plan, as amended, and its operations have been and continue to be in accordance with all applicable provisions of the Code and the Employee Retirement Income Security Act of 1974 ("ERISA").

         EXPENSES OF THE PLAN

         Administrative and audit fees are paid directly by the Company and, accordingly, such items are not reflected in the financial statements of the Plan. Expenses directly related to the investment transactions of the Plan are paid by the Plan.


3.       LOANS TO PARTICIPANTS

         At December 31, 2001 and 2000, the Plan had loans receivable from participants aggregating $803,217 and $825,095, respectively. Interest rates on the loans range from 6.5% to 9.5% annually. The loans are collateralized by the participant's interest in the Plan.


4.       PARTY-IN-INTEREST TRANSACTIONS

         The Plan invests in common stock of Biogen, Inc., the employer, and transactions in this common stock are party-in-interest transactions. During the years ended December 31, 2001 and 2000, the Plan purchased shares of the common stock having values of $1,885,797 and $4,209,260, respectively, and sold shares of the common stock having values of $1,759,867 and $3,656,278, respectively.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

         Certain of the Plan's assets are invested in mutual funds for which FMR Corp. provides investment advisory services. FMR Corp. is an affiliate of both Fidelity Management Trust Company and Fidelity Investments Institutional Operations Company, Inc. Accordingly, these transactions qualify as party-in-interest.


5.       NON-PARTICIPANT-DIRECTED INVESTMENT

         Information about the assets and the significant components of the changes in assets relating to the non-participant-directed investment is as follows:

                                                       December 31,
                                                  2001               2000
Assets:
  Biogen, Inc. Stock Fund                      $l5,969,494        $15,136,947
  Receivables                                        1,113             17,191
                                               -----------        -----------
                                               $15,970,607        $15,154,138
                                               ===========        ===========

                                                                  Year Ended
                                                                  December 31,
                                                             2001               2000
Changes in Assets:
  Employer contributions                                 $ 1,218,822        $ 1,039,943
  Participant contributions                                  901,085            719,034
  Interest                                                    19,410             23,230
  Net appreciation/(depreciation)                           (671,278)        (4,947,230)
  Transfer of investments from other options                (145,541)           332,470
  Benefits paid to participants                             (506,029)        (1,261,640)
                                                         -----------        -----------
                                                         $   816,469       $ (4,094,193)
                                                         ===========        ===========

BIOGEN, INC.
BIOGEN SAVINGS PLAN
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
(SCHEDULE H, PART IV, ITEM 4i, FORM 5500)
DECEMBER 31,2001                                        SUPPLEMENTAL SCHEDULE I
--------------------------------------------------------------------------------

 Number of
  Shares/                                                                                      Current
   Units                                                                   Cost                 Value
   158,236      Fidelity Intermediate Bond Fund*                                            $  1,632,995
   340,389      Fidelity Puritan Fund*                                                         6,014,678
    35,866      Fidelity Value Fund*                                                           1,847,441
   110,739      Fidelity Magellan Fund*                                                       11,541,258
 2,560,667      Fidelity Retirement Government Money Market Fund*                              2,560,667
   244,564      Fidelity Growth Company Fund*                                                 13,015,719
       341      Fidelity International Growth & Income Fund*                                       6,389
   111,661      Fidelity Asset Manager Growth Fund*                                            1,601,223
   103,940      Spartan U.S. Equity Index Fund*                                                4,224,140
     4,338      Spartan International Index Fund*                                                106,032
   122,280      Fidelity US Bond Index Fund*                                                   1,320,628
    72,445      Fidelity Low-Priced Stock Fund*                                                1,986,433
    46,297      USAA International Fund                                                          776,856
    67,475      Janus Worldwide Fund                                                           2,958,086
                                                                                            ------------
                 Total mutual funds                                                           49,592,545
                                                                                            ------------
   272,331      Biogen, Inc. common stock*                               $ 8,437,235          15,618,183
                Interest bearing cash                                        351,311             351,311
                                                                                            ------------
                 Total Biogen, Inc. Stock Fund                                                15,969,494
                                                                                            ------------
                Loans to participants* 6.5% to 9.5%                                              803,217
                                                                                            ------------
                Total                                                                       $ 66,365,256
                                                                                            ============

*        Party-in-interest.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
SCHEDULE OF REPORTABLE TRANSACTIONS (INVOLVING AMOUNTS IN
EXCESS OF 5% OF CURRENT VALUE OF PLAN ASSETS)*
(SCHEDULE H, PART IV, ITEM 4j, FORM 5500)
YEAR ENDED DECEMBER 31, 2001                          SUPPLEMENTAL SCHEDULE II
-------------------------------------------------------------------------------

                                                                                                          CURRENT
                                                                                                          VALUE ON
                                               PURCHASE     SELLING     LEASE    EXPENSE    HISTORICAL   TRANSACTION
PARTY INVOLVED   DESCRIPTION OF ASSET           PRICE        PRICE      RENTAL   INCURRED    COST            DATE        GAIN (LOSS)
Biogen, Inc.     Biogen, Inc. common stock    $ 1,885,797  $      --    $   --    $   --    $       --     $1,885,797    $   --
Biogen, Inc.     Biogen, Inc. common stock        --        1,759,867       --        --     1,740,607      1,759,867     19,260

* Non-participant directed transactions in excess of 5% of the current value of the Plan's assets as of December 31, 2001 as defined by Section 2520.103-6 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Income Act of 1974.